Unanimous Written Consent of the Board of Trustees/Directors to Action without a Meeting

The undersigned, being all the Board of Trustees/Directors (the "Board") of Aetna Variable Fund, Aetna Variable Encore Fund, Aetna Income Shares and Aetna GET Fund, Massachusetts business trusts, and Aetna Investment Advisers Fund, Inc., Aetna Generation Portfolios, Inc., Aetna Variable Portfolios, Inc. and Aetna Series Fund, Inc., Maryland corporations, (collectively, the "Funds"), do hereby consent that the following actions be taken by their unanimous written consent, in lieu of a meeting of the Board of the Funds in accordance with Massachusetts General Laws Annotated, Corporations, Title XXII, Chapter 156B, Section 59 and Annotated Code of Maryland, Corporations and Associations, Title 4, Section 2-408(c):


WHEREAS, Aetna Life Insurance and Annuity Company ("ALIAC") has advised the Board of the Funds that, in its judgment, it is in the best interest of the Funds for, among others, marketing, investment and public policy reasons, that the Funds not invest in securities of any entity, the primary business of which is the production or distribution of tobacco products ("Tobacco Company"); and

WHEREAS, the Index Plus portfolios of the Aetna Series Fund, Inc. and the Aetna Variable Portfolios, Inc. (Index Plus Portfolios) invest substantially on a non-volitional basis and, in light of their stated investment objectives and policies, such Index Plus Portfolios should be excluded from the following resolutions; and

WHEREAS, the Board deems it in the best interest of the Funds to accept the advice of ALIAC; now, be it

RESOLVED, that effective immediately, the Funds, (including the series or portfolios of any series fund except the Index Plus Portfolios as noted above) not invest in any securities issued by a Tobacco Company; and

FURTHER RESOLVED, that, for purposes of the above resolutions, ALIAC may use the Wall Street Journal's Quarterly "Corporate Performance Report" under the heading "Consumer, Noncyclical-Tobacco," or any comparable listing for determining if a company is a Tobacco Company; and

FURTHER RESOLVED, that this policy shall be effective March 1, 1997.


/s/ Morton Ehrlich      Date: Jan 22, 1997  /s/ Sidney Koch     Date: 1/22/97
    Morton Ehrlich                              Sidney Koch



/s/ Maria T. Fighetti   Date: 1/24/97      /s/ Shaun P. Mathews  Date: 1/23/97
    Maria T. Fighetti                          Shaun P. Mathews



/s/ David L. Grove      Date: 2/15/97      /s/ Corine T. Norgaard Date: 2/5/97
    David L. Grove                             Corine T. Norgaard



/s/ Timothy A. Holt     Date: 1-23-97      /s/ Richard G. Scheide  Date: 1/22/97
    Timothy A. Holt                            Richard G. Scheide



/s/ Daniel P. Kearney   Date: 1-27-97
    Daniel P. Kearney







uwc12_96.doc